Fanatic Fans, Inc. Changes Name to Grow Condos, Inc. along with New OTCBB Stock Symbol and Corporate Business Address

Phoenix, Ariz., October 8, 2014/PRNewswire-FirstCall/ -- Fanatic Fans, Inc., f/k/a/ Calibrus, Inc. a leading provider of “Condominium” style warehouse space for the growing cannabis industry announces its name has changed to Grow Condos, Inc.  In connection with the name change Grow Condos, Inc. will receive a new trading symbol (GRWC) on the Over the Counter Bulletin Board (OTCBB) Market.   The company’s shares began trading on the OTCBB market under its new name and ticker symbol “GRWC,” effective as of the market open on October 8, 2014.  In addition, Grow Condos, Inc. has new corporate offices in Eagle Point, Oregon which is located at 722 W. Dutton Road, Eagle Point, OR 97524.

The Company’s common stock has been issued a new CUSIP number of (399819-10-1) in connection with the name change.  Outstanding stock certificates are not affected by the name change and do not need to be exchanged.

“We are pleased to have our new name Grow Condos, Inc. and new ticker symbol become effective which more accurately reflects our company’s business model.  With our new name in place we are looking forward to developing our brand and communicate our exciting growth story to the investor community” said, Grow Condos, Inc. CEO, Wayne Zallen.

About Grow Condos, Inc.

Grow Condos, Inc. (OTC Bulletin Board: GRWC.ob - News) is a real estate purchaser, developer and manager of specific use industrial properties providing “Condo” style turn-key grow facilities to support Cannabis grower.  The Company intends to own, lease, sell and manage multi-tenant properties so as to reduce the risk of ownership and reduce costs to the tenants and owners.  The Company is not involved in the growing, distribution or sale of Cannabis.

Forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, continued acceptance of the Company's products, increased levels of competition for the Company, new products and technological changes, the Company's dependence on third-party suppliers, and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.

Contact: Joann Cleckner, phone (541) 879-0504 joannc@growcondos.com